Exhibit 99.1

DREAMS, INC. REPORTS Q1 2009 RESULTS

PLANTATION, FL., May 15, 2009 – Dreams, Inc. (AMEX:DRJ) announced today its financial results for the quarter ended March 31, 2009. Revenues were off 20% to $14.8 million, from $18.5 million for the same quarter in 2008. Net losses for the period were $989,000 for the quarter ended March 31, 2009, compared to net losses of $240,000 for the same quarter last year.

Historically, Dreams’ business has been highly seasonal with a greater portion of our revenues and operating profits occurring in the fourth quarter. The quarter ending March 31, has traditionally been a challenging one, following the aftermath of the heavy-buying holiday season. Adding to that challenge this year was the aggressive discounting of products from numerous retailers forced to liquidate their inventories. This dynamic impacted our revenues as we chose not to participate with this strategy.

“We navigated our way through the turbulent first quarter with our business models and confidence intact, and with no erosion of our margin. These first quarter results were ahead of our internal budgets, and we believe, have us on track to attain our financial goals for the year, which is a return to profitability. We have implemented numerous corporate savings initiatives that will greatly reduce our over-head beginning in our second quarter. Some of these initiatives included a significant reduction in our workforce, management and employee wage reductions, the restructuring of many of our stores and warehouse rents, reducing capital expenditures and the re-negotiating of vendor pricing and terms. Also in the period, we continued to sign meaningful web syndication accounts that will add new on-line stores at targeted times throughout the year”, said Ross Tannenbaum, Dreams’ President & CEO.

“Our seasoned management team, premier brands, vertical model, proprietary technology, web syndication services, and design/manufacturing capabilities will allow Dreams to overcome these challenging times and separate itself from the competition,” concluded Tannenbaum.

Dreams, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations - Unaudited

(Dollars in Thousands, except share amounts and earnings per share amounts)

	Three Months Ended March 31,
	2009	2008
Revenues:
Manufacturing/Distribution	$3,523	$5,611
Retail	11,233	12,767
Other	89	140

Total Revenues	$14,845	$18,518
Expenses:
Cost of sales-mfg/distribution	$1,580	$2,987
Cost of sales-retail	6,243	6,982
Operating expenses	8,037	8,514
Depreciation and amortization	459	209

	Three Months Ended March 31,
	2009	2008
Total Expenses	$16,319	$18,692

(Loss) before interest and taxes	(1,474)	(174)
Interest expense, net	175	148
Other expense	—	37

(Loss) before income taxes	(1,649)	(359)
Income tax benefit	660	119

Net (loss)	$(989)	$(240)

(Loss) per share:
Basic: (Loss) per share	$(0.03)	$(0.01	) )
Weighted average shares outstanding – Basic	37,528,214	37,703,211
Diluted: (Loss) per share	$(0.03)	$(0.01)
Weighted average shares outstanding – Diluted	37,528,214	37,876,886

DREAMS, INC. trades under the ticker symbol: AMEX:DRJ

www.dreamscorp.com

Dreams, Inc. Investor Relations Contact Info:

David M. Greene, Senior Vice-President

Phone: 954-377-0002

Fax: 954-475-8785

dgreene@dreamscorp.com

Public Relations for Dreams, Inc.:

Boardroom Communications

Jennifer Clarin and/or Caren Berg

Phone: (954) 370-8999, Fax: (954) 370-8892

Email: jclarin@boardroompr.com

Statements contained in this press release, which are not historical facts, are forward looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such statements are indicated by words or phrases such as “anticipates,” “projects,” “management believes,” “Dreams believes,” “intends,” “expects,” and similar words or phrases. Such factors include, among others, the following: competition; seasonality; success of operating initiatives; new product development and introduction schedules; acceptance of new product offerings; franchise sales; advertising and promotional efforts; adverse publicity; expansion of the franchise chain; availability, locations and terms of sites for franchise development; changes in business strategy or development plans; availability and terms of capital including the continuing availability of our credit facility with Comerica Bank or a similar facility with another financial institution; labor and employee benefit costs; changes in government regulations; and other factors particular to the Company.

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